Exhibit 99.(d)(2)(d)

HC Capital Trust

Amendment No. 2 to the Amended and Restated Investment Advisory Agreement

Amendment, made as of March 10, 2026, to the Amended and Restated Investment Advisory Agreement dated March 9, 2021, as amended, between HC Capital Trust (the “Trust”) and HC Capital Solutions, an operating division of Hirtle Callaghan & Co. (the “Primary Adviser”) (the “Agreement”) with respect to Portfolios of the Trust listed on Schedule A hereto. The effective date of this Amendment shall be March 10, 2026. All capitalized terms used in this Amendment and not defined herein shall have the same meaning ascribed to them in the Agreement. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

WHEREAS, the Parties wish to amend Schedule A of the Agreement to update the list of Portfolios of the Trust.

NOW, THEREFORE, the parties hereby agree as follows:

1.	Appendix A of the Agreement is hereby replaced by Appendix A hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized representatives as of the date first above written.

HC CAPITAL TRUST

/s/ Colette Bergman
By: Colette Bergman
Title: VP and Treasurer

HC CAPITAL SOLUTIONS
An operating division of Hirtle Callaghan & Co., LLC

/s/ Colette Bergman
By: Colette Bergman
Title: VP and Treasurer

Appendix A

As of January 26, 2026

This Agreement applies to the following Portfolios of the Trust:

1.	The Institutional U.S. Equity Portfolio
2.	The ESG Growth Portfolio
3.	The Catholic SRI Growth Portfolio
4.	The Institutional International Equity Portfolio
5.	The Emerging Markets Portfolio

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